Unity Bancorp Announces 5% Dividend Declaration

CLINTON, N.J., April 26 /PRNewswire-FirstCall/ -- Unity Bancorp, Inc. (Nasdaq: UNTY), parent company of Unity Bank, announced today that the Board of Directors declared a 5 percent stock dividend payable on June 29, 2007, to all shareholders of record as of June 15, 2007. "This is our fifth consecutive year of paying a 5 percent stock dividend to our loyal shareholders," said Mr. Hughes.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $681 million in assets and $541 million in deposits. Unity Bank provides financial  services to retail, corporate & small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial  performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

SOURCE Unity Bancorp, Inc.

-0-                         04/26/2007

/CONTACT: Alan Bedner, EVP, Chief Financial Officer of Unity Bancorp, +1-908-713-4308/
/Web site: http://www.unitybank.com/
(UNTY)